Exhibit 99.1

FARO Reports First Quarter 2019 Financial Results

LAKE MARY, FL, May 1, 2019 - FARO® (NASDAQ: FARO), the world’s most trusted source for 3D measurement and imaging solutions for 3D manufacturing, construction BIM, 3D design, public safety forensics, and photonics applications, today announced its financial results for the first quarter ended March 31, 2019.

“We continue to drive top line growth with new product introductions, as well as with expansion and improvements to our global sales organization,” stated Dr. Simon Raab, President and Chief Executive Officer. “Our first quarter 2019 sales increased 1 percent with orders up 5 percent, which included a 4 percent negative impact from foreign exchange rates year-over-year. Our construction BIM and emerging vertical segments performed well by leveraging our sales headcount investments and new products in highly unaddressed market opportunities, with orders up 17 percent and 46 percent year-over-year, respectively. However, our 3D manufacturing segment orders declined by 5 percent due to a short-term sales disruption resulting from the reorganization of its sales force into multiple application portfolios and higher sales headcount turnover in the quarter. Due to the new product introductions over the last year and breadth of our product offerings, a restructuring of the sales force was needed to help ensure all products were adequately represented.   While disruptive in the short-term, we believe that it will help us to achieve continued high growth rates and increased sales force efficiencies.

Our 2019 business initiatives are focused on increasing profitability with early success showing profit in all segments this quarter. We continued our increase in gross margin toward our 60 percent long-term objective by reaching 58.8 percent in the quarter due to our service margin improvements. We decreased selling and marketing expense as a percent of sales year-over-year, and controlled R&D spending below fourth quarter 2018. We were very pleased to announce that Michael Burger will assume my duties as President and CEO starting June 17th. We are focused on a successful leadership transition and are confident that Michael shares our drive and focus on technology leadership and increased profitability towards our long-term objectives of building and leading the 3D information revolution.”

Total sales were $93.6 million for first quarter 2019, up 0.8% as compared with $92.8 million for first quarter 2018. Foreign exchange rates had a negative impact on sales of $4.0 million, decreasing our overall sales growth rate by approximately 4.3 percentage points. Our sales increase was primarily driven by service revenue growth and an increase in product unit sales in our construction BIM and emerging vertical segments, offset partially by a decrease in product unit sales in our 3D manufacturing segment.

Our new order bookings were $100.7 million for first quarter 2019, up 4.8% as compared with $96.1 million for first quarter 2018. With our trailing 12 months new order bookings of $429.9 million and our trailing 12 months sales full-time experienced ("FTE") headcount of 612, our trailing 12 months orders per sales FTE metric was approximately $703,000, up from $698,000 in first quarter 2018.

Gross margin was 58.8% for the quarter, up 0.9 percentage points as compared with 57.9% in the same prior year period, reflecting an increase in our service margin from double-digit revenue growth and improved efficiencies in our customer service repair process.

Operating income was $0.4 million for first quarter 2019, as compared with $0.7 million for the first quarter last year. Operating margin was 0.4% for first quarter 2019, down 0.3 percentage points as compared with first quarter 2018. Our operating expenses for first quarter 2019 included aggregate incremental general and administrative expenses of $1.8 million related to our Chief Executive Officer succession, and the advisory fees incurred during the quarter in connection with our previously disclosed matter related to General Services Administration Federal Supply Schedule contracts (the “GSA Matter”).

Net income for first quarter 2019 was $0.2 million or $0.01 per share, as compared with $0.5 million or $0.03 per share in the first quarter last year.

The company continues to maintain its strong capital structure with high liquidity and no debt. As of March 31, 2019, cash and short-term investments totaled $135.5 million.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, such as statements about demand for and customer acceptance of FARO’s products, FARO’s product development and product launches, FARO's growth, strategic and continuous improvement initiatives and FARO's growth potential. Statements that are not historical facts or that describe the Company’s plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as “is,” “will” and similar expressions or discussions of FARO’s plans or other intentions identify forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.

Factors that could cause actual results to differ materially from what is expressed or forecasted in such forward-looking statements include, but are not limited to:

•
the results of the Company’s and its outside legal counsel's review of the GSA Matter; the outcome of the U.S. Government’s review of, or investigation into, the GSA Matter; any resulting penalties, damages, or sanctions imposed on the Company and the outcome of any resulting litigation to which the Company may become a party; loss of future government sales; and potential impacts on customer and supplier relationships and the Company’s reputation;

•	development by others of new or improved products, processes or technologies that make the Company’s products less competitive or obsolete;

•	the Company’s inability to maintain its technological advantage by developing new products and enhancing its existing products;

•
declines or other adverse changes, or lack of improvement, in industries that the Company serves or the domestic and international economies in the regions of the world where the Company operates and other general economic, business, and financial conditions;

•	the impact of fluctuations in foreign exchange rates; and

•	other risks detailed in Part I, Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

Forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, unless otherwise required by law.

About FARO
FARO is the world’s most trusted source for 3D measurement and imaging solutions. The Company develops and markets computer-aided measurement and imaging devices and software for the following vertical markets:

•	3D Manufacturing - High-precision 3D measurement, imaging and comparison of parts and complex structures within production and quality assurance processes

•	Construction BIM - 3D capture of as-built construction projects and factories to document complex structures and perform quality control, planning and preservation

•
Public Safety Forensics - Capture and analysis of on-site real world data to investigate crash, crime and fire events, plan security activities and provide virtual reality training for public safety personnel

•	3D Design - Capture and edit 3D shapes of products, people, and/or environments for design purposes in product development, computer graphics and dental and medical applications

•	Photonics - Develop and market galvanometer-based laser measurement products and solutions

FARO’s global headquarters is located in Lake Mary, Florida. The Company also has a technology center and manufacturing facility consisting of approximately 90,400 square feet located in Exton, Pennsylvania containing research and development, manufacturing and service operations of our FARO Laser TrackerTM and FARO Tracer Laser Projector product lines.  The Company's European regional headquarters is located in Stuttgart, Germany and its Asia-Pacific regional headquarters is located in Singapore. FARO has other offices in the United States, Canada, Mexico, Brazil, Germany, the United Kingdom, France, Spain, Italy, Poland, Turkey, the Netherlands, Switzerland, India, China, Malaysia, Thailand, South Korea, Japan, and Australia.

More information is available at http://www.faro.com

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended
(in thousands, except share and per share data)	March 31, 2019	March 31, 2018
Sales
Product	$68,800	$70,581
Service	24,817	22,253
Total sales	93,617	92,834
Cost of Sales
Product	26,128	26,884
Service	12,470	12,164
Total cost of sales (exclusive of depreciation and amortization, shown separately below)	38,598	39,048
Gross Profit	55,019	53,786
Operating Expenses
Selling and marketing	26,753	28,271
General and administrative	13,224	11,073
Depreciation and amortization	4,749	4,343
Research and development	9,935	9,406
Total operating expenses	54,661	53,093
Income from operations	358	693
Other expense (income)
Interest income, net	(144)	(73)
Other expense, net	195	184
Income before income tax expense	307	582
Income tax expense	155	127
Net income	$152	$455
Net income per share - Basic	$0.01	$0.03
Net income per share - Diluted	$0.01	$0.03
Weighted average shares - Basic	17,280,365	16,837,754
Weighted average shares - Diluted	17,868,816	17,142,770

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)	March 31, 2019 (unaudited)	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$110,696	$108,783
Short-term investments	24,831	24,793
Accounts receivable, net	76,237	88,927
Inventories, net	74,586	65,444
Prepaid expenses and other current assets	24,210	28,795
Total current assets	310,560	316,742
Property and equipment:
Machinery and equipment	80,586	76,048
Furniture and fixtures	6,141	6,749
Leasehold improvements	20,311	20,304
Property and equipment at cost	107,038	103,101
Less: accumulated depreciation and amortization	(76,188)	(72,684)
Property and equipment, net	30,850	30,417
Operating lease right-of-use asset	18,876	—
Goodwill	71,097	67,274
Intangible assets, net	29,507	33,054
Service and sales demonstration inventory, net	38,351	39,563
Deferred income tax assets, net	14,696	14,719
Other long-term assets	4,416	4,475
Total assets	$518,353	$506,244
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,351	$20,093
Accrued liabilities	31,389	36,327
Income taxes payable	3,747	5,081
Current portion of unearned service revenues	34,189	32,878
Customer deposits	2,847	3,144
Lease liability	6,446	—
Total current liabilities	92,969	97,523
Unearned service revenues - less current portion	16,319	15,505
Lease liability - less current portion	14,363	—
Deferred income tax liabilities	2,541	736
Income taxes payable - less current portion	12,247	12,247
Other long-term liabilities	3,326	3,624
Total liabilities	141,765	129,635
Shareholders’ equity:
Common stock - par value $.001, 50,000,000 shares authorized; 18,731,586 and 18,676,059 issued, respectively; 17,317,875 and 17,253,011 outstanding, respectively	19	19
Additional paid-in capital	252,840	251,329
Retained earnings	175,178	175,353
Accumulated other comprehensive loss	(20,047)	(18,483)
Common stock in treasury, at cost; 1,413,711 and 1,423,048 shares, respectively	$(31,402)	$(31,609)
Total shareholders’ equity	$376,588	$376,609
Total liabilities and shareholders’ equity	$518,353	$506,244

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended
(in thousands)	March 31, 2019	March 31, 2018
Cash flows from:
Operating activities:
Net income	$152	$455
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	4,749	4,343
Stock-based compensation	2,564	1,553
(Recoveries) provisions for bad debts, net	(100)	24
Loss on disposal of assets	57	127
Provision for excess and obsolete inventory	896	312
Deferred income tax expense (benefit)	8	(128)
Change in operating assets and liabilities:
Decrease (Increase) in:
Accounts receivable	12,410	1,808
Inventories	(10,908)	(5,208)
Prepaid expenses and other current assets	4,463	(936)
(Decrease) Increase in:
Accounts payable, accrued liabilities, and lease liability	(9,172)	(4,846)
Income taxes payable	(1,323)	(2,571)
Customer deposits	(310)	(213)
Unearned service revenues	2,324	1,231
Net cash provided by (used in) operating activities	5,810	(4,049)
Investing activities:
Purchases of property and equipment	(1,543)	(2,243)
Payments for intangible assets	(529)	(650)
Acquisition of businesses	—	(3,966)
Net cash used in investing activities	(2,072)	(6,859)
Financing activities:
Payments on finance leases	(90)	(46)
Payments of contingent consideration for acquisitions	(250)	—
Payments for taxes related to net share settlement of equity awards	(1,138)	—
Proceeds from issuance of stock related to stock option exercises	292	6,785
Net cash (used in) provided by financing activities	(1,186)	6,739
Effect of exchange rate changes on cash and cash equivalents	(639)	2,035
Increase (decrease) in cash and cash equivalents	1,913	(2,134)
Cash and cash equivalents, beginning of period	108,783	140,960
Cash and cash equivalents, end of period	$110,696	$138,826

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME
(UNAUDITED)

	Three Months Ended
(in thousands)	March 31, 2019	March 31, 2018
Net income	$152	$455
Currency translation adjustments	(1,564)	5,214
Comprehensive (loss) income	$(1,412)	$5,669

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL DATA

	Three Months Ended
(sales in thousands)	Q1 2019 Sales	Q1 2018 Sales	% Change
Reporting Segments
3D Manufacturing(1)	$56,567	$60,657	(6.7)%
Construction BIM(2)	25,440	22,682	12.2%
Emerging Verticals(3)	11,610	9,495	22.3%
Total	$93,617	$92,834	0.8%

(1) The 3D Manufacturing reporting segment contains solely our 3D Manufacturing vertical.
(2) The Construction BIM reporting segment contains solely our Construction BIM vertical.
(3) The Emerging Verticals reporting segment includes our 3D Design, Public Safety Forensics, and Photonics verticals.

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL DATA

	New Order Bookings (in millions)	Ending Sales Headcount	Sales FTE Headcount(1)	Trailing 12 Months Sales FTE Headcount(1)	Trailing 12 Months Orders per Sales FTE (in thousands)(1)
Q2-16	$81.6	468	424	419	$782
Q3-16	$79.8	507	435	424	$790
Q4-16	$95.8	536	454	432	$766
Q1-17	$86.9	593	486	450	$765
Q2-17	$89.0	627	516	473	$743
Q3-17	$90.5	635	548	501	$723
Q4-17	$110.6	631	568	530	$711
Q1-18	$96.1	653	581	553	$698
Q2-18	$106.5	672	591	572	$706
Q3-18	$100.5	707	604	586	$706
Q4-18	$122.2	733	621	599	$710
Q1-19	$100.7	737	633	612	$703

(1) Sales full-time experienced (“FTE”) is a metric whereby sales headcount is measured as a time-weighted average with the first year contribution of a new employee discounted by an experience factor.